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CleveTrust
Realty Investors
A Real Estate Trust

2001 Crocker Road                                      Telephone 216/899-0909
Suite 400                                                    Fax 216/899-1507
Westlake, Ohio 44145                                       clevetrust@aol.com

     NEWS RELEASE                          CONTACT: John C. Kikol, President
                                                    CleveTrust Realty Investors
     FOR IMMEDIATE RELEASE                          (216) 899-0909

                   CLEVELAND REALTY INVESTORS EXTENDS LETTER
                       OF INTENT FROM RM CROWE CONCERNING
                         PROPOSED ACQUISITION OF TRUST

Westlake, Ohio, April 1, 1997-John C. Kikol, Chairman and President of CleveTrust Realty Investors (CTRIS-NASDAQ), announced today that the Trust has agreed to extend the due diligence period and the negotiation of a definitive agreement with RM Crowe Company, a Texas Corporation ("RMC"), from March 31, 1997 to April 4, 1997. The Trust previously announced that it had entered into a letter of intent (the "Letter") for RMC to acquire all the Shares of the Trust at a price of $6.42 per Share, in cash. The proposed transaction is subject to completion of due diligence and the final negotiation of a definitive agreement between the Trust, RMC and certain major shareholders of the Trust. RMC has the right to terminate the Letter on or before April 4, 1997 in its discretion. Assuming satisfactory completion of due diligence and the execution of a definitive agreement, the parties currently contemplate that the acquisition will be completed during the month of May, 1997. The definitive agreement, if executed, will be subject to many conditions customary in such transactions, and there can be no assurances that the definitive agreement will be executed, or that the acquisition will be completed.



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"CleveTrust Realty Investors is a Massachusetts business trust which was organized to operate as a real estate investment trust and its governed by the terms of a Second Amended and Restated Declaration of Trust as of February 21, 1992 and as amended by an Amendment dated February 21, 1995. No obligation of the Trust is personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust properly or a specified portion thereof only shall be bound."